SUPPLEMENTAL INDENTURE No. 3

dated as of December 21, 2006

among

CENTURY ALUMINUM COMPANY,
as Issuer

CENTURY CALIFORNIA LLC
as a Guarantor

and

WILMINGTON TRUST COMPANY,
as Trustee

________________________

71/2% SENIOR NOTES DUE 2014

THIS SUPPLEMENTAL INDENTURE NO. 3 (this “Supplemental Indenture”), entered into as of December 21, 2006, among Century Aluminum Company, a Delaware corporation (the “Company”), Century California LLC, a Delaware limited liability company, as a Guarantor (the “Undersigned”) and Wilmington Trust Company, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of August 26, 2004 (the "Indenture"), relating to the Company’s 71/2% Senior Notes due 2014 (the "Notes"), as amended by Supplemental Indenture No. 1, dated as of July 25, 2005, among the Company, Century Aluminum of Kentucky LLC and the Trustee, and Supplemental Indenture No. 2, dated as of December 29, 2005, among the Company, NSA General Partnership and the Trustee; and

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Domestic Restricted Subsidiaries (other than Foreign-Owned Parent Holding Companies) to provide Guaranties.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture, hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture or the recitals contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CENTURY ALUMINUM COMPANY, as Issuer
By:	/s/ Michael Bless
Name: Michael Bless
Title: Chief Financial Officer

CENTURY CALIFORNIA LLC, as a Guarantor By Century Kentucky, Inc., Manager
By:	/s/ Peter C. McGuire
Name: Peter C. McGuire
Title: Vice President

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Kristin L. Moore
Name: Kristin L. Moore
Title: Senior Financial Services Officer